Exhibit 99.1

GAP INC. ANNOUNCES $500 MILLION SHARE REPURCHASE PROGRAM

Program Underscores Company’s Commitment to Returning Cash to its

Shareholders While Maintaining a Strong Balance Sheet

SAN FRANCISCO — October 7, 2004 — Gap Inc. (NYSE:GPS) today announced that the company’s Board of Directors has authorized a $500 million share repurchase program over the next 12 months, effective immediately. The program represents the first step in the company’s commitment to return excess cash to shareholders while balancing the equally important objective of conservative balance sheet management.

At times and prices considered appropriate by management, the company may repurchase shares of its common stock on the open market through brokers and dealers or in privately negotiated transactions with nonaffiliated stockholders. Repurchases may be made under a Rule 10b5-1 plan.

“This program reflects management’s confidence in our business and future growth,” said Gap Inc. President and CEO Paul Pressler. “The steady progress we’ve made in managing our business has helped fuel our growth while generating a significant cash balance – allowing us to pursue this program and benefit our shareholders. Maintaining a strong balance sheet continues to be a key focus.”

The share repurchase program is the first since the fourth quarter of 2000, reflecting the company’s turnaround efforts during the past two years and improved performance of its Gap, Old Navy and Banana Republic brands.

Gap Inc. has successfully reduced debt by nearly $1.5 billion since May 2003, improved its credit profile and strengthened its balance sheet. A five-year unsecured $750 million revolving credit facility was recently completed, replacing a three-year secured facility. The new credit facility contains no restrictions on share repurchases, dividend increases and debt retirement. The company also recently exercised its option to retire the remaining $122 million in debt from its bonds maturing in 2005 during the third quarter 2004. As a result, the company expects to incur about $0.01 per share, or $10 million, in loss on early retirement of debt during the third quarter.

The company ended the second quarter 2004 with $4.3 billion in cash and short-term investments, of which $1.4 billion is restricted. The company reported end-of-quarter debt of $2.3 billion, ending the quarter with $2 billion more in cash and short-term investments than debt.

Forward-looking statements

The information made available on this press release contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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